                                                                     EXHIBIT 5.1

                      OPINION OF PRESTON GATES & ELLIS LLP

April 7, 1998

Western Wireless Corporation
2001 NW Sammamish Road
Issaquah, Washington, 98027

     Re: Registration Statement on Form S-3

Ladies and Gentleman:

     In connection with the registration of shares of Class A Common Stock, no par value per share (the "Shares"), of Western Wireless Corporation (the "Company") with the Securities and Exchange Commission on a Registration Statement on Form S-3 (the "Registration Statement"), relating to the sales of the Shares by certain selling shareholders named in the Registration Statement, we have examined such documents, records and matters of law as we have considered relevant.

     Based on this review, it is our opinion that the Shares will be fully paid and non-assessable under the Washington Business Corporation Act when certificates representing the Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                          Very truly yours,

                                          PRESTON GATES & ELLIS LLP

                                          By:    /s/ G. SCOTT GREENBURG

                                            ------------------------------------
                                                     G. Scott Greenburg